EXHIBIT 10.4

                                LICENSE AGREEMENT


     THIS AGREEMENT is effective as of the 30th day of September, 2003 (the "EFFECTIVE Date"), between CALIFORNIA INSTITUTE OF TECHNOLOGY, 1200 East California Boulevard, Pasadena, CA 91125 ("CALTECH") and Universal Detection Technologies ("Licensee"), a corporation having a place of business at 9300 Wilshire Boulevard, Suite 308, Beverly Hills, CA 91012.

     WHEREAS, Licensee is desirous of obtaining, and Caltech wishes to grant to Licensee, an exclusive license to certain Exclusively Licensed Patent Rights and a nonexclusive license under the Technology, all relating to the aforementioned research and as further defined below;

     NOW, THEREFORE, the parties agree as follows:

                             ARTICLE 1 DEFINITIONS

     1.1 "AFFILIATE" means any corporation, limited liability company or other legal entity which directly or indirectly controls, is controlled by, or is under common control with Licensee as of the Effective Date of this Agreement. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of at least fifty-one percent (51 %) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists. In addition, a party's status as an Affiliate of License shall terminate if and when such control ceases to exist.

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     1.2 "TECHNOLOGY" means any Technology, in the form existing as of the
Effective Date, meeting any of the following criteria: (a) such Technology is specifically listed in Exhibit B; (b) such Technology is necessary for the development of Licensed Products; and (c) such Technology is not covered by any claim of the Exclusively Licensed Patent Rights or Technology includes all proprietary information, know-how, procedures, methods, prototypes, designs existing M of the Effective Date that is requested by Licensee and consented to by Caltech.

     1.3 "CALTECH TECHNOLOGY" means the Exclusively Licensed Patent Rights and the Technology.

     1.4 "DEDUCTIBLE EXPENSES" means the following expenses incurred in connection with sales or licensing of Licensed Products to the extent actually paid by Licensee or an Affiliate in accordance with generally recognized principles of accounting: (a) sales, use or turnover taxes; (b) excise, value added or other, taxes or custom duties; (c) transportation, freight, and handling charges, and insurance on shipments to customers; (d) trade, cash or quantity discounts or rebates to the extent actually granted; (e) agent fees or commissions; and (f) rebates, refunds, and credits for any rejected or returned Licensed Products or because of retroactive price reductions, rebates or chargebacks.

     1.5 "EFFECTIVE DATE" has the meaning set forth in the preamble.

     1.6 "EXCLUSIVELY LICENSED PATENT RIGHTS" means Caltech's rights under: (a) all patents and patent applications listed in Exhibit A attached hereto as further defined in Exhibit I attached hereto; (b) any patents issuing therefrom, and (c) any patents or patent applications claiming a right of priority thereto (including reissues, reexaminations, renewals, extensions, divisionals, continuations, continued prosecution applications, continuations-in-part and foreign


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counterparts of any of the foregoing). RIGHTS UNDER (A), (B) AND (C) OF THIS
PARAGRAPH TO SUBJECT MATTER AND CLAIMS RELATED TO NPO-30444 ARE EXPRESSLY EXCLUDED.

     1.7 "FIELD" means detection of pathogens, spores, and biological warfare agents.

     1.8 "LICENSED PRODUCT" means any product, device, system, article of manufacture, composition of matter, or process or service in the Field that is covered by, or is made by a process covered by, any Valid Claim of the Exclusively Licensed Patent Right or that utilizes Technology in material part.

     1.9 "NET REVENUES" means all amounts received by Licensees and/or its Affiliates from the sale, licensing, or other distribution (whether commercial or not) to other parties of Licensed Products, less Deductible Expenses. Net Revenues shall exclude sales to the United States Government.

     1.10 "PRODUCT LIABILITY CLAIMS" has the meaning set forth in Section 13.1

     1.11 "VALID CLAIM" means: (a) a claim of an issued patent within the Exclusively Licensee Patent Rights that has not (i) expired or been canceled,
(ii) been finally adjudicated to be invalid or unenforceable by a decision of a court or other appropriate body of competent jurisdiction (and from which no appeal is or can be taken), (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement; or (b) a claim included in a pending patent application within the Exclusively Licensed Patent Rights which claim is being actively prosecuted in accordance with this Agreement and which has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), or (iv)


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abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement.

                            ARTICLE 2 LICENSE GRANT

     2.1 GRANT OF RIGHTS. Caltech hereby grants to Licensee the following licenses:

          (a) an exclusive, royalty-bearing license under the Exclusively licensed Patent Rights to make, have made, import, use, sell, and offer for sale, licensed Products in the Field throughout the world; and

          (b) a nonexclusive, royalty-bearing license under the Technology to make, have made, import, use, sell, offer for sale, reproduce, distribute, display, perform, create derivative works of, and otherwise exploit Licensed Products in the Field throughout the world.

     These licenses are personal to and nontransferable by Licensee, except as provided in Section 14.9.

     2.2 RESERVATION OF RIGHTS; GOVERNMENT RIGHTS. These licenses are subject to: (a) the reservation of Caltech's right to make, have made, import, use, sell and offer for sale Licensed Products for noncommercial educational and research purposes, but not for commercial sale or other commercial distribution to third parties; and (b) any existing right of the U.S. Government under Title 35, United States Code, Section 200 et seq. and under 37 Code of Federal Regulations, Section 401 et seq., including but not limited to the grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced any invention conceived or first actually reduced to practice in the performance of work for or on behalf of the U.S. Government throughout the world.

     Licensee agrees that all Licensed Products covered by an Exclusively Licensed Patent Right, and to be sold, licensed, distributed or used by or on behalf of Licensee or its Affiliates in


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the United States, shall be manufactured substantially in the United States to the extent (if at all) required by 35 U.S.C, Section 204.

     Rights not explicitly granted herein are reserved by Licensor.

     2.3 SUBLICENSING. Licensee has the right hereunder to grant sublicenses to third parties, out sublicensees shall not have the right to grant further sublicenses, and the sublicenses may be of no greater scope than the licenses under Sections 2.1 and 2.2.

     Licensee shall include all its sublicensing income in Licensee's reports to Caltech, as provided in Paragraph 5.11, and Licensee shall pay royalties thereon pursuant to Paragraph 5.1.

     Licensee shall not receive, or agree to receive, anything of value in lieu of cash or equity as Net Revenues from a third party under a sublicense granted pursuant to this Paragraph 2.3, without Caltech's express prior written permission which shall not be unreasonably withheld. In such cash, the non-cash Net Revenue received will be detained based on the fair market value or a value mutually agreed upon.

     Licensee shall furnish Caltech within thirty (30) days of the execution thereof a true and complete copy of each sublicense and any changes or additions thereto.

     Any sublicenses granted by Licensee shall survive termination of the licenses granted in Section 2.1, or of this Agreement, provided that the following conditions are met as of the date of such termination: (a) the written agreement between Licensee and sublicensee pursuant to which the sublicense was granted (i) obligates the sublicensee to thereafter render to Caltech all sublicense royalties or other sublicense-related consideration that the sublicensee would have owed to Licensee under the sublicense, (ii) names Caltech as a third party beneficiary, and (iii) affirms that Licensee shall remain responsible for all obligations to sublicensee (other than those requiring Licensee to hold a license under the Exclusively Licensed Patent Rights or Technology,


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unless Caltech (at its discretion) elects to assume such obligations; and (b)
Licensee informs the sublicensee in writing (with a copy to Caltech) that the sublicensee's obligations pursuant to (a) are in effect as a result of the termination.

     2.4 NO OTHER RIGHTS GRANTED. The parties agree that neither this Agreement, nor any action of the parties related hereto, may be interpreted as conferring by implication, estoppel or otherwise, any license or rights under any intellectual property rights of Caltech other than as expressly and specifically set forth in this Agreement, regardless of whether such other intellectual property rights are dominant or subordinate to the Exclusively Licensed Patent Rights.

     2.5 PREFERENTIAL PURCHASER STATUS. Caltech shall be entitled to purchase licensed products, from Licensee for educational, research or other noncommercial purposes on pricing terms that are at least as favorable as any commercial pricing made available by Licensee to any third party.

                                   ARTICLE 3
                            DISCLOSURE AND DELIVERY

     3.1 EXCLUSIVELY LICENSED PATENT RIGHTS. On or before the one month anniversary of the Effective Date, Caltech shall promptly disclose and deliver to Licensee copies of all patent applications and/or issued patents within the) Exclusively Licensed Patent Rights, including all patent office correspondence related thereto.

     3.2 TANGIBLE EMBODIMENT. On or before the one month anniversary of the Effective Date, Caltech shall promptly disclose and deliver to licensee any tangible embodiments as of the Effective Date of: (a) the inventions covered by the Exclusively Licensed Patent Nights; and (b) the Technology. Such disclosure and delivery may occur in writing, orally, and/or in other tangible or intangible form, as appropriate to the subject matter thereof.


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                                    ARTICLE 4
                     PROSECUTION OF PATENT APPLICATIONS AND
                            PAYMENT OF PATENT COSTS

     4.1 PROSECUTION BY CALTECH. Caltech shall use reasonable efforts, consistent with its normal practices, to: prosecute any and all patent application(s) in connection with the Exclusively Licensed Patent Rights. Licensee may recommend patent counsel for this purpose. Caltech shall permit licensee and its appointed counsel to review all patent applications and claims made therein, and Caltech shall make reasonable efforts to implement improvements thereto may be requested by Licensee prior to filing.

     4.2 PROSECUTION BY LICENSEE. If Caltech declines to file, prosecute or maintain any patent application or patent referred to in Section 4.1, then Licensee may elect to assume responsibility for such filing, prosecution or maintenance at its expense in Caltech's name. Caltech agrees to fully cooperate with Licensee in filing, prosecuting, and maintaining any such patent applications and patents, and Caltech agrees to execute any documents as shall be necessary for such purpose, and not to impair in any way the patentability of any of the foregoing.

     4.3 PATENT COSTS. Except as specified in the next paragraph, Licensee shall reimburse Caltech for all reasonable expenses (including attorneys' fees) incurred by Caltech for the filing, prosecution and maintenance, interference and/or reexamination proceedings, of patents pursuant to Sections 4.1 or 4.2, within thirty (60) days following receipt by Licensee from Caltech of an invoice covering such fees (including copies of invoices for legal fees describing the legal services performed in reasonable detail); If Licensee fails to pay such invoice, Caltech will notify Licensee and Licensee shall pay the invoice within thirty (30) days of receipt of Caltech's notification. One hundred percent (100%) of the amounts expended by Caltech in connection with foreign patent costs shall be creditable against earned royalties due Caltech in the respective


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territory covered by the patent or patents that are foreign filed. ALL AMOUNTS
OWED BY LICENSEE FOR THE REIMBURSEMENT OF PATENT EXPENSES INCURRED PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT STALL BE DUE WITHIN SIXTY (120) DAYS OF THE EFFECTIVE DATE OF THIS AGREEMENT.

     Licensee may elect not to pay the foregoing patent costs and fees with respect to a Particular patent application or patent. In the event that Licensee elects not to pay any of the forgoing costs and fees with respect to a particular application or patent, Caltech, may, at its option, continue such prosecution or maintenance, although any patent or patent application resulting from such prosecution or maintenance will thereafter no longer be subject to license hereunder.

                                    ARTICLE 5
                                    ROYALTIES

     5.1 TIMING AND COMPUTATION. All royalties hereunder shall be computed on a quarterly basis with respect to the Effective Date. Royalties for each such quarter shall be due and payable within thirty (30) days after the end of such quarter.

     5.2 VALID CLAIMS. For any country in which the Exclusively Licensed Patent Rights includes a Valid Claim, Licensee shall pay Caltech a royalty of FOUR PERCENT (4%) OF NET REVENUES attributable to each Licensed Product made, sold, licensed, distributed or used, by or on behalf of Licensee or its Affiliates, in such country.

     5.3 TECHNOLOGY. For any country in which the Exclusively Licensed Patent Rights do not include a Valid Claim, Licensee shall pay Caltech a royalty of TWO PERCENT (2%) OF NET REVENUES for each Licensed Product made, sold, licensed, distributed or used, by or on behalf of Licensee or its Affiliates for a period of seven (7) years from a first commercial sale.

     5.4 BUNDLED PRODUCTS AND SERVICES. In the event that Licensed Products are sold, licensed, distributed or used in combination with one or more other products or services which


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are not Licensed Products, the Net Revenues for such combination products will be calculated on a country-by-country basis by multiplying actual net sales (calculated on the basis as if they were Net Revenues) of such combination products by the fraction A/(A+B) where A is the average invoice price, during the relevant quarterly period, of the Licensed Product when sold or licensed separately by Licensee or a Affiliate, and B is the average invoice price during such period of any other product(s) or services in the combination when sold or licensed separately by Licensee or an Affiliate. If the products or services in the combination that are not Licensed Products have not been sold or licensed separately by licensee or a Affiliate in the relevant quarterly period, Net Revenues shall be calculated by multiplying actual net sales (calculated on a basis as if they were Net Revenues) of such combination products by the fraction A/C where A is the average invoice price, during the last quarterly period, of the Licensed Product when sold or licensed separately and C is the average invoice price of the combination product during such period. If the Licensed Product has not been sold or licensed separately by Licensee or a Affiliate in the last quarterly period, regardless whether the combination product without the Licensed Product is sold or licensed separately, Net Revenues shall be calculated as in the immediately preceding sentence except that A shall be the total manufacturing cost of Licensed Product and C shall be the total manufacturing cost of the combination.

     5.5 SUBLICENSING ROYALTIES. Licensee shall pay Caltech THIRTY FIVE PERCENT (35%) OF THE NET REVENUES (including payments for technical assistance and the like) that Licensee receives from sublicensing with respect to Licensed Products Such Net Revenues specifically shall not include payments made by a sublicensee solely in consideration of: (a) equity or debt securities of Licensee; (b) to support research or development activities to be undertaken by Licensee; (c) upon the achievement by Licensee of specified milestones or, benchmarks relating,


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to the development of Licensed Products; (d) pilot studies; (e)
performance-based milestones (excluding milestones tied to sales or marketing performance, which shall be subject to the percentage-based payments to Caltech); (f) the license or sublicense of any intellectual property other than Caltech Technology; (g) products other than Licensed Products; or (h) reimbursement for patent or other expenses.

     5.6 MINIMUM ANNUAL ROYALTIES. A minimum annual royalty of TEN THOUSAND DOLLARS ($10,000.00) IS DUE CALTECH ON AUGUST 1, 2005 AND EACH ANNIVERSARY thereof. Any royalties paid under Sections 5.2, 5.3, 5.4 and 5.5 for the one-year period preceding the date of payment of the minimum annual royalty shall be creditable against the annual minimum. Caltech shall have the right to terminate this Agreement pursuant to Section 10.2 for failure to pay such minimum annual royalty.

     5.7 THIRD PARTY ROYALTY OFFSET. If Licensee or an Affiliate is required to make any payment (including, but not limited to, royalties or other license fees) to one or more third parties to obtain a patent license in the absence of which it could not legally make, import, use, sell, or offer for sale Licensed Products in any country, and Licensee provides Caltech with reasonably satisfactory evidence of such third-party payments, such third-party payments shall be fully creditable against royalties owed to Caltech hereunder, provided that in no one year shall the aggregate of all such expenses be credited against more than twenty-five percent (25%) of royalty payments to Caltech. Any greater amount of such expenses may be carried over and credited against royalties owed in future years, subject in every case to the 25% annual cap for that year.

     5.8 CURRENCY CONVERSION. For the purpose of determining royalties payable under this Agreement, any royalties or other revenues Licensee receives from sublicensees in


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currencies other than U.S. dollars and any Net Revenues denominated in currencies other than U.S. dollars shall be converted into U.S. dollars according to the noon buying rate of the Federal Reserve Bank of New York on the last business day of the quarterly period for which such royalties are calculated.

     5.9 CONVENIENCE OF THE PARTIES. Caltech and Licensee acknowledge that each of the royalties set forth in this Article 5 represents an integrated royalty established for the convenience of the parties in order to avoid the technical, legal and accounting complexities of analyzing and apportioning the relative contributions of the various forms of patent, copyright, and/or trade secret rights licensed to, and the various forms of technical assistance (if any) provided to, Licensee in connection with the Licensed Products.

     5.10 RECORDKEEPING AND AUDITS. Licensee shall keep complete and accurate production and accounting records relating to commercialization (including via sublicensing) of Licensed Products. Caltech shall be entitled to have an independent CPA periodically audit such records, during Licensee's normal business hours, to determine Licensee's compliance with the provisions of this
Article 5. Licensee shall reimburse Caltech 100% of any unpaid royalties resulting from any noncompliance discovered as a result of any such audit; and Licensee shall also pay Caltech an additional 150% of the entire amount of any underpayment exceeding 10% of the corresponding amount previously paid. Such audits shall be at Caltech's expense, and shall occur no more than once annually, except that in the case of any underpayment exceeding 20% of the amount actually paid, Licensee, shall reimburse Caltech for the cost of such audit.

     5.11 Royalties due under this Article 5 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the last-to-expire issued Valid Claim covering such Licensed Product in such country, or if no such patent has previously issued


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in a country, until the fifth anniversary of the first commercial sale of
Licensed Product in any country.

     5.12 Notwithstanding the provisions of this Article 5, no royalty shall be payable to Caltech with respect to any sales of Licensed Products on sales made solely to permit the U.S. Government to practice or have practiced on its behalf any invention or process covered by Caltech Technology.

     5.13 NO MORE THAN ONE ROYALTY PAYMENT SHALL BE DUE WITH RESPECT TO A SALE OF A PARTICULAR LICENSED PRODUCT. NO MULTIPLE ROYALTIES SHALL BE PAYABLE BECAUSE ANY LICENSED PRODUCT, OR ITS MANUFACTURE, SALE OR USE IS COVERED BY MORE THAN ONE VALID CLAIM IN A GIVEN COUNTRY. NO ROYALTY SHALL BE PAYABLE UNDER THIS
ARTICLE 5 WITH RESPECT TO LICENSED PRODUCTS DISTRIBUTED FOR USE IN RESEARCH AND/OR DEVELOPMENT OR AS PROMOTIONAL SAMPLES OR OTHERWISE DISTRIBUTED WITHOUT CHARGE TO THIRD PARTIES.

                                    ARTICLE 6
                            LICENSEE EQUITY INTEREST

     6.1 COMMON STOCK GRANT. Licensee agrees to irrevocably issue to Caltech, in Partial Consideration of Licensee's receipt of the licenses granted under this Agreement, two hundred thousand (200,000) shares of common stock of Licensee pursuant to are agreed upon stock purchase agreement between Licensee and Caltech. The shares will be restricted according to the following table and all sales will be subject to applicable securities laws:

     on the 2nd year anniversary of the Effective Date, 100,000 become unrestricted;

     on the 3rd year anniversary of the Effective Date, 150,000 become unrestricted; and

     on the 4th year anniversary of the Effective Date, 200,000 become unrestricted.


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                                    ARTICLE 7
                                  DUE DILIGENCE


     7.1 COMMERCIALIZATION. Licensee agrees to use its best efforts to commercially introduce Licensed Product(s) in the Field as soon as practicable. Licensee shall be deemed to have satisfied its obligations under this Section
7.1 if Licensee has an ongoing and active research, development or marketing program (as appropriate to the stage of development of the technology in question), directed primarily toward commercial production and use of one or more Licensed Products in a manner consistent with the normal business practices of other commercial entities (if any) who are active in the Field. Any efforts of Licensee's Affiliates or sublicensees shall be considered efforts of Licensee for the sole purpose of determining Licensee's compliance with its obligation under this Section 7.1.

     7.2 REPORTING. On each yearly anniversary of the Effective Date, Licensee shall issue to Caltech a detailed written report on its progress in introducing commercial Licensed Product(s). Such report shall be considered confidential information of licensee subject to Article 11.

     7.3 FAILURE TO COMMERCIALIZE. If Licensee is not fulfilling its obligations under Section 7.1 with respect to the Field in any country, and Caltech so notifies Licensee in writing, Caltech and Licensee shall negotiate in good faith any additional efforts to be taken by Licensee. If the parties do not reach agreement within thirty (30) days of Caltech's written notice, the parties shall submit the issue to arbitration as provided in Article 12.

                                   ARTICLE 8
                                   LITIGATION

     8.1 ENFORCEMENT. Both Caltech and Licensee agree to promptly notify the other in writing should either party become aware of possible infringement by a third party of the Exclusively Licensed Patent Rights in any part of the Field. If Licensee has supplied Caltech


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with evidence of infringement of Exclusively Licensed Patent Rights, Licensee may by notice request Caltech to take steps to enforce the Exclusively Licensed Patent Rights. If Caltech does not, within sixty (60) days of the receipt of such notice, initiate an action against the alleged infringer in the Field, Licensee may upon notice to Caltech initiate such an action at Licensee's expense, either in Licensee's name or in Caltech's name if so required by law. Licensee shall be entitled to control any such action initiated by it.

     8.2 OTHER DEFENSIVE LITIGATION. If a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any of the Exclusively Licensed Patent Rights is brought against Licensee and/or Caltech, Licensee may elect to control the defense of such action, and if Licensee so elects it shall bear all the costs of the action. If mutually agreed between the parties, Licensee may also undertake the defense of any interference, opposition or similar procedure with respect to the Exclusively Licensed Patent Rights, providing that Licensee bears all the costs thereof.

     8.3 COOPERATION. In the event either party takes control of a legal action or defense pursuant to this Sections 8.1 or 8.2, (thus becoming the Controlling Party) the other party shall fully cooperate with and supply all assistance reasonably requested by the Controlling Party instituting or carrying on such action or defense, including by: (a) using commercially reasonable efforts to have its employees consult and testify when requested; (b) making available relevant records, papers, information, samples, specimens, and the like; and (c) joining any such action in which it is an indispensable party. The Controlling Party shall bear the reasonable expenses (including salary and travel costs) incurred by the other party in providing, such assistance and cooperation. Each party shall keep the other party reasonably informed of the progress of the action or defense, and the other patty shall be entitled to participate in such action


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or defense at its own expense and using counsel of its choice. As a condition of controlling any action or defense involving the Exclusively Licensed Patent Rights pursuant to Sections 8.1 or 8.2, Licensee shall use its best efforts to preserve the validity and enforceability thereof.

     8.4 SETTLEMENT. If licensee controls any action or defense under Section
8.1 or 8.2, then Licensee shall have the right to settle any claims thereunder, but only upon terms and conditions that are reasonably acceptable to Caltech. Should Licensee elect to abandon such an action or defense other than pursuant to a settlement with the alleged infringer that is reasonably acceptable to Caltech, Licensee shall give timely advance notice to Caltech who, if it so desires, may continue the action or defense.

     8.5 RECOVERIES. Any amounts paid to licensee by third parties as the result of an action or defense pursuant to Sections 8.1 or 8.2 (including in satisfaction of a judgment or pursuant to a settlement) shall first be applied to reimbursement of the unreimbursed expenses (including attorneys' fees and expert fees) incurred by each party. Any remainder shall be divided between the parties as follows:

          (a) To the extent the amount recovered reflects Licensee's lost profits or royalties, Licensee shall retain the remainder, less the amount of any royalties that would have been due Caltech under Article 5 on account of such lost profits or royalties, provided that (i) Licensee shall in any event retain at least seventy percent (70%) of the remainder; and (ii) Caltech shall receive an amount equal to the royalties it would have received if such sales had been made by Licensee, provided such an amount shall in no event exceed thirty percent (30%) of the remainder; and


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          (b) To the extent the amount recovered does not reflect Licensee's lost profits or royalties, seventy percent (70%) shall be paid to the party controlling the action at the time of recovery, and thirty percent (30%) to the other party.

     8.6 INFRINGEMENT DEFENSE. If Licensee, its Affiliate or sublicensee, distributor or other customer is sued by a third party charging infringement of patent rights that cover a Licensed Product, Licensee will promptly notify Caltech. Licensee will be responsible for the expenses of, and will be entitled to control the defense or settlement of, any such action(s).

     8.7 MARKING. Licensee agrees to mark the Licensed Products with the numbers of applicable issued patents within the Exclusively Licensed Patent Rights, unless such marking is commercially infeasible in accordance with normal commercial practices in the Field, in which case the parties shall cooperate to devise a commercially reasonable alternative to such marking.

     8.8 EXPIRATION OR ABANDONMENT. In a case where one or more patents or particular claims thereof within the Licensed Patent Rights expire, or are abandoned, or are declared invalid or unenforceable by a court of last resort or by a lower court from whose decree no appeal is taken, or certiorari is not granted within the period allowed therefore, then the effect thereof hereunder shall be.

          (a) that such patents or particular claims shall, as of the date of expiration or abandonment or final decision as the case may be, cease to be included within the Licensed Patent Flights for the purpose of this Agreement; and

          (b) that such construction so placed upon the Licensed Patent Rights by the court shall be followed from and after the date of entry of the decision, and royalties shall thereafter be payable by Licensee only in accordance with such construction.


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     In the event that licensee challenges the validity of Licensed Patent
Rights, Licensee may not cease paying royalties as of the date validity of the claims in issue are challenged, but rather may cease paying royalties as to those claims only after a final adjudication of invalidity of those claims.

     8.9 ADJUSTMENT. In the event that any of the contingencies provided for in Paragraph 8.8 occurs, Caltech agrees to renegotiate in good faith with Licensee a reasonable royalty rate under the remaining Licensed Patent Rights which are unexpired and in effect and under which Licensee desires to retain a License.

     8.10 IN THE EVENT LICENSEE OR SUBLICENSEE BECOMES OBLIGATED TO PAY AMOUNTS TO A THIRD-PARTY WITH RESPECT TO A LICENSED PRODUCT FOR PATENT RIGHTS OR TECHNOLOGY UTILIZED IN OR WITH SUCH LICENSED PRODUCT LICENSEE MAY DEDUCT TWENTY-FIVE (25%) OF THE AMOUNTS OWING TO SUCH THIRD-PARTY (PRIOR TO REDUCTIONS) FROM THE AMOUNT OWING TO CALTECH FOR SUCH LICENSED PRODUCT; PROVIDED, HOWEVER, THE AMOUNTS OTHERWISE DUE TO CALTECH SHALL NOT BE SO REDUCED BY MORE THAN TWENTY-FIVE PERCENT (25%).

     8.11 THE ALLOWED REDUCTIONS SET FORTH IN SECTION 8.10 AND SECTION 5.7 SHALL NOT EXCEED THIRTY-FIVE PERCENT (35%) OF THE SUMS OTHERWISE PAYABLE DURING ANY YEAR.

                                   ARTICLE 9
                REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     9.1 REPRESENTATIONS AND WARRANTIES OF CALTECH. Caltech hereby represents and warrants to Licensee that as of the Effective Date:

          (a) there are no outstanding exclusive licenses, exclusive options or exclusive agreements of any kind relating to the Exclusively Licensed Patent Rights, other than pursuant to this Agreement herein;


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


          (b) there are no liens, mortgages, or encumbrances of any kind or any nature whatsoever against the Exclusively Licensed Patent Rights; and

          (c) Caltech has the power to grant the rights, licenses and privileges granted herein and can perform as set forth in this Agreement without violating the terms of any agreement that Caltech has with any third party.

     9.2 EXCLUSIONS. The parties agree that nothing in this Agreement shall be construed as, and, CALTECH HEREBY DISCLAIMS, ANY EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, COVENANT, OR OTHER OBLIGATION:

          (a) THAT ANY PRACTICE BY OR ON BEHALF OF LICENSEE OF ANY INTELLECTUAL PROPERTY LICENSED HEREUNDER IS OR WILL BE FREE FROM INFRINGEMENT OF RIGHTS OF THIRD PARTIES;

          (b) AS TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON INFRINGEMENT OF THIRD PARTY RIGHTS, WITH RESPECT TO ANY TECHNOLOGY PROVIDED BY CALTECH TO LICENSEE HEREUNDER.

     9.3 INDEMNIFICATION BY CALTECH. Caltech shall indemnify, defend and hold harmless Licensees from and against any and all losses, damages, costs and expenses (including attorneys' fees) arising out of a material breach by Caltech of its representations and warranties ("INDEMNIFICATION CLAIMS"), except to the extent involving or relating to a material breach by Licensee of its representations and warranties, provided that: (a) Caltech is notified promptly of any Indemnification Claims; (b) Caltech has the sole right to control and defend or settle any litigation within the scope of this indemnity; and (c) all indemnified parties cooperate to the extent necessary in the defense of any Indemnification Claims. The foregoing shall be the sole and exclusive remedy of Licensee for breach of Section 9.1.

     9.4 INDEMNIFICATION BY LICENSEE. Licensee shall indemnify, defend and hold harmless Caltech, its trustees, agents and employees from and against any and all losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of third party claims brought against Caltech relating to the manufacture, sale, licensing, distribution or use of Licensed Products by or on behalf of Licensee or its Affiliates, except to the extent involving or relating to a material breach by Caltech of its representations and warranties.

     9.5 CERTAIN DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

                                   ARTICLE 10
                              TERM AND TERMINATION

     10.1 TERM. This Agreement and the rights and licenses hereunder shall take effect on the Effective Date and continue until the expiration, revocation, invalidation, or unenforceability of any or all intellectual property rights (whether under patent, copyright, or trade secret) licensed to Licensee hereunder, unless earlier terminated pursuant to the terms of this Agreement.

     10.2 TERMINATION FOR MONETARY BREACH. Caltech shall have the right to terminate this Agreement and the rights and licenses hereunder if Licensee fails to make any payment due including patent expenses, minimum annual royalties or royalties hereunder and Licensee continues to fail to make the payment, (either to Caltech directly or by placing any disputed amount into an interest-bearing escrow account to be released when the dispute is resolved) for a period of fifteen (15) days after receiving a second written notice from Caltech specifying Licensee's failure. Caltech's second notice to Licensee specifying

Licensee's failure will not occur less than thirty (30) days after Caltech's first notice specifying Licensee's failure. Upon any such termination, (a) Licensee shall have six (6) months to complete the manufacture of any Licensed Products that are then works in progress for sale and to sell its inventory of Licensed Products, provided that Licensee pays the applicable royalties, and (b) any sublicenses shall survive termination in accordance with Section 2.3.

     10.3 NON-MONETARY TERMINATION OR BREACH. If this Agreement is materially breached by either party, the non-breaching party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within ninety (90) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement and the rights and licenses hereunder effective immediately; provided, however, that if either party receives notification from the other of a material breach and if the party alleged to be in default notifies the other party in writing within sixty (60) days of receipt of such default notice that it disputes the asserted default, the matter will be submitted to arbitration as provided in Article 12 of this Agreement. In such event, the non-breaching party shall not have the right to terminate this Agreement until it has been determined in such arbitration proceeding that the other party materially breached this Agreement, and the breaching party fails to cure such breach within sixty (60) days after the conclusion of such arbitration proceeding. Notwithstanding the foregoing, with regard to breach of Section 7.1 only, the provisions of Section 7.3 shall take precedence over any inconsistent provision in this Section 10.2.

     10.4 OTHER TERMINATION. This Agreement may also be terminated, in whole or in part, as set forth in Sections 5.6 and 7.3.

     10.5 ACCRUED LIABILITIES. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such to nation, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

     10.6 SURVIVAL. The following shall survive any expiration or termination (in whole or in part) of this Agreement: (a) any provision plainly indicating that it should survive; (b) any royalty due and payable on account of activity prior to the termination; and (c) Sections or Articles 6.2, 9.2, 9.3, 9.4, 9.5, 10.4, 11, 12, 13.1 & 14.

                                   ARTICLE 11
                                CONFIDENTIALITY

     11.1 NONDISCLOSURE AND NONUSE. Each party agrees not to directly or indirectly disclose any confidential information of the other party to any third party without the prior written consent of the other party, or to use any such confidential information for any purpose other than as contemplated by this Agreement. The Technology, and the specification of any unpublished patent application, shall be considered confidential information of Caltech, except to the extent (if at all) the foregoing is inherently disclosed in the normal course of use of a Licensed Product. The terms of this Agreement shall be considered confidential information of both parties. Notwithstanding anything to the contrary, confidential information of a party shall not include any information which: (a) is independently developed, without access to that party's confidential information, by the other party; (b) is acquired by the other party from a third party who has, the right to disclose such information; or (c) is or becomes part of the public domain (e.g., by publication of a patent or by any other means) except via an unauthorized act or omission by the other party.

     11.2 PERMITTED DISCLOSURES. Notwithstanding the foregoing, each party may disclose: (a) confidential information as required by securities or other applicable laws or pursuant to governmental proceedings, provided that the disclosing party gives advance written notice to the other party and reasonably cooperates therewith in limiting the disclosure to only those third parties having a need to know; (b) confidential information to that party's actual or prospective investors or corporate partners, or to that party's accountants, attorneys, and other professional advisors; and (c) the fact that Licensee has been granted a license under the Exclusively Licensed Patent Rights. Except with respect to the above third parties, Licensee agrees not to disclose information described in paragraph 11.1 to any third party unless under an appropriate nondisclosure agreement.

                                   ARTICLE 12
                               DISPUTE RESOLUTION

     12.1 No issue of the validity of any of the Licensed Patents, enforceability of any of the Licensed Patents, infringement of any of the Licensed Patents, the scope of any of the claims of the Licensed Patents and/or any dispute that includes any such issue, shall be subject to arbitration under this Agreement unless otherwise agreed by the Parties in writing.

     12.2 Except for those issues and/or disputes described in Section 10.2, any dispute between the Parties concerning the interpretation, construction or application of any terms, covenants or conditions of this Agreement shall be resolved by arbitration.

     12.3 Arbitration shall be in accordance with the CPR Institute For Dispute Resolution (CPR) Rules for Non-Administered Arbitration of Patent and Trade Secret Disputes or Rules for Non-Administered Arbitration, as appropriate, in effect on the Effective Date by a sole Arbitrator who shall be appointed in accordance with the applicable CPR rules. Any other choice of law clause to the contrary in this Agreement notwithstanding, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16.

     12.4 Any award made (i) shall be a bare award limited to a holding for or against a party and affording such remedy as is within the scope of the Agreement; (ii) shall be accompanied by a brief statement (not to exceed ten
(10) pages) of the reasoning on which the award rests; (iii) shall be made within four (4) months of the appointment of the Arbitrator; (iv) may be entered in any court of competent jurisdiction; and (v) any award pertaining to a patent which is subsequently determined to be invalid or unenforceable or otherwise precluded from being enforced, in a judgment rendered by a court of competent jurisdiction from which no appeal can or has been taken, may be modified as it relates to such patent by any court of competent jurisdiction upon application by any party to the arbitration, however, under no circumstances shall Caltech be required to refund any monies paid, or forego any mounts accrued, under the terms of this Agreement.

     12.5 The requirement for arbitration shall not be deemed a waiver of any right of termination under this Agreement and the Arbitrator is not empowered to actor make any award other than based solely on the rights and obligations of the Parties prior to any such termination.

     12.6 Each party shall bear its own expenses incurred in connection with any attempt to resolve disputes hereunder, but the compensation and expenses of the Arbitrator shall be borne equally.

     12.7 The Arbitrator shall not have authority to award punitive or other damages in excess of compensatory damages, and each party irrevocably waives any claim thereto.

                                   ARTICLE 13
                               PRODUCT LIABILITY

     13.1 INDEMNIFICATION. Licensee agrees that Caltech (including its trustees, officers, faculty and employees) shall have no liability to Licensee, its Affiliates, their customers or any third party, for any claims, demands, losses, costs, or other damages which may result from personal injury, death, or property damage related to the Licensed Products ("PRODUCT LIABILITY CLAIMS"). Licensee agrees to defend, indemnify, and hold harmless Caltech, its trustees, officers, faculty and employees from any such Product Liability Claims, provided that: (a) Licensee is notified promptly of any Product Liability Claims; (b) Licensee has the sole right to control and defend or settle any litigation within the scope of this indemnity; and (c) all indemnified parties cooperate to the extent necessary in the defense of any Claims.

     13.2 INSURANCE. Prior to such time as Licensee begins to manufacture, sell, license, distribute or use Licensed Products, Licensee shall at its sole expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $1,000,000 per incident and $3,000,000 in annual aggregate, and naming those indemnified under Section 13.1 as additional insureds. Such comprehensive general liability insurance shall provide: (a) product liability coverage; and (b) broad form contractual liability coverage for Licensee's indemnification of Caltech under Section 13.1. In the event the aforesaid product liability coverage does not provide for occurrence liability, Licensee shall maintain such comprehensive general liability insurance for a reasonable period of not less than five (5) years after it has ceased commercial distribution or use of any Licensed Product. Licensee shall provide Caltech with written evidence of such insurance upon request of Caltech.

     13.3 LOSS OF COVERAGE. Licensee shall provide Caltech with notice at least fifteen (15) days prior to any cancellation, non-renewal or material change in such insurance, to the extent

Licensee receives advance notice of such matters from its insurer. If Licensee does not obtain replacement insurance providing comparable coverage within sixty
(60) days following the date of such cancellation, non-renewal or material change, Caltech shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without any additional waiting period; provided that if Licensee provides credible written evidence that is has used reasonable efforts, but is unable, to obtain the required insurance, Caltech shall not have the right to terminate this Agreement, and Caltech instead shall cooperate with Licensee to either (at Caltech's discretion) grant a limited waiver of Licensee's obligations under this Article or assist Licensee in identifying a carrier to provide such insurance or in developing a program for self-insurance or other alternative measures.

                                   ARTICLE 14
                                  MISCELLANEOUS

     14.1 NOTICES. All notice, requests, demands and other communications hereunder shall be in English and shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents with confirmation of receipt; or (c) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier services with confirmation of receipt. The respective addresses to be used for all such notices, demands or requests are as follows:

               (a) If to CALTECH, to:

                      California Institute of Technology
                      1200 East California Boulevard
                      Mail Code 210-85
                      Pasadena, CA 91125

                      ATTN:  Director, Technology Transfer
                      Phone No.:  (626) 395-3288
                      Fax No.:  (626) 356-2486

             Or to such other person or address as Caltech shall furnish to Licensee in writing.

               (b) If to LICENSEE, to:

                      Universal Detection Technologies
                      9300 Wilshire Boulevard, Suite 308
                      Beverly Hills, CA 90212
                      ATTN:  Jacques Tizabi, CEO
                      Phone No.:  (310) 273-2661

     If personally delivered, such communication shall be deemed delivered upon actual receipt by the "attention" addressee or a person authorized to accept for such addressee; if transmitted by facsimile pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission, provided that sender has a transmission confirmation sheet indicating successful receipt at the receiving facsimile machine; if sent by overnight, courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt by the "attention" addressee or a person authorized to accept for such addressee; and if sent by mail pursuant to this paragraph, such communication shall be deemed delivered as of the dates of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this
Section 14.1.

     14.2 ENTIRE AGREEMENT. This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof. No amendment or change in any of the terms hereof subsequent to the execution hereof shall have any force or effect unless agreed to in writing by duly authorized representatives of the parties.

     14.3 WAIVER. No waiver of any provision, of this Agreement shall be effective unless in writing. No waiver shall be deemed to be, or shall constitute, a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided in such waiver.

     14.4 SEVERABILITY. Each provision contained in this Agreement is declared to constitute a separate and distinct covenant and provision and to be severable from all other separate, distinct covenants and provisions. It is agreed that should any clause, condition or term, or any part thereof, contained in this Agreement be unenforceable or prohibited by law or by any present or future legislation then: (a) such clause, condition, term or part thereof, shall be amended, and is hereby amended, so as to be in compliance therewith the legislation or law; but (b) if such clause, condition or term, or part thereof, cannot be amended so as to be in compliance with the legislation or law, then such clause, condition, term or part thereof shall be severed from this Agreement all the rest of the clauses, terms and conditions or parts thereof contained in this Agreement shall remain unimpaired.

     14.5 CONSTRUCTION. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof. Unless expressly noted, the term "include" (including all variations thereof) shall be construed as merely exemplary rather than as a term of limitation.

     14.6 COUNTERPARTS/FACSIMILES. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original. Facsimile signatures shall be deemed original.

     14.7 GOVERNING LAW. This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, excluding any conflict of law or choice of law rules that may direct the application of the laws of another jurisdiction.

     14.8 NO ENDORSEMENT. Licensee agrees that it shall not make any form of representation or statement which would constitute an express or implied endorsement by Caltech of any Licensed product, and that it shall not authorize others to do so, without first having obtained written approval from Caltech, except as may be required by governmental law, rule or regulation.

     14.9 TRANSFERABILITY. This Agreement shall be binding upon and inure to the benefit of any successor or assignee of Caltech. This Agreement is not transferable by Licensee without the prior written consent of Caltech, and any attempted transfer shall be void, except that Licensee may transfer this Agreement without the prior written consent of Caltech to any Affiliate or any successor of, or purchaser of substantially all of, the assets or operations of its business to which this Agreement pertains. Any permitted transferee shall succeed to all of the rights and obligations of Licensee under this Agreement.

     14.10 EXPORT REGULATIONS. This Agreement is subject in all respects to the laws and regulations of the United States of America, including the Export Administration Act of 1979, as amended, and any regulations thereunder. Licensee or its sublicensees will not in any form export, re-export, resell, ship, divert, or cause to be exported, re-exported, resold, shipped, or diverted, directly or indirectly, any product or technical data or software of the other party, or the direct product of such technical data or software, to any country for which the United States Government or any agency thereof requires an export license or other governmental approval without first obtaining such license or approval.

     14.11 FORCE MAJEURE. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the nonperforming party, and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed.


                                     CALIFORNIA INSTITUTE OF
                                     TECHNOLOGY (CALTECH)


Date:  10-06-03
       ----------------------        By:  /s/ Lawrence Gilbert
                                         --------------------------------------
                                     Name:   Lawrence Gilbert
                                     Title:  Director, Office of Technology
                                             Transfer



                                     (LICENSEE)
Date:  10-10-03
       ----------------------
                                     By:  /s/ Jacques Tizabi
                                         --------------------------------------
                                     Name:   Jacques Tizabi
                                     Title:  CEO

                                    EXHIBIT A


Caltech I.D.#                     Appln Serial #  Date                        Title
--------------------------------- --------------- --------------- -------------------------------
3405                              10/306,331      11/27/2002      BacterialEndospore
                                                                  Quantification using
                                                                  Lathanide Dipicolinate
                                                                  Inventors:
                                                                      Ponce, Adrian
                                                                      Venkateswaran, Kasthuri S

3405-PCT                          PCT/US02/38005  11/27/2002      BacterialEndospore
                                                                  Quantification using
                                                                  Lathanide Dipicolinate
                                                                  Inventors:
                                                                      Ponce, Adrian
                                                                      Venkateswaran, Kasthuri S

3596                              10/355,462      1/31/2003       Live/Dead Assay for Bacterial
(EXCLUDING SUBJECT                                                Spores
MATTER/CLAIMS RELATED TO NPO-                                     Inventor
30444)                                                                Ponce, Adrian

3596-PCT                          PCT/US03/03036  1/31/2003       Live/Dead Assay for Bacterial
(EXCLUDING SUBJECT                                                Spores
MATTER/CLAIMS RELATED TO NPO-                                     Inventor
30444)                                                                Ponce, Adrian


                                    EXHIBIT 1

INVENTIONS DESCRIBED IN CIT-3596 AND CIT-3596-PCT THAT ARE NOT SUBJECT TO THIS
LICENSE --- AGREEMENT

Tech. Disclosure #1                Date               Title
Caltech LD. #
--------------------------------- ---------------   ------------------------------------
NPO 30444                         117/2002          Live/Dead Assay for Bacterial
                                                    Spores
                                                    (Adrian Ponce)

INVENTIONS DESCRIBED 1N CIT-3596 AND CIT-3596-PCT THAT ARE SUBJECT TO THIS
LICENSE AGREEMENT

Tech. Disclosure #1                Date                            Title
Caltech LD. #
--------------------------------- ---------------   -------------------------------------
NPO 30642                         7/11/2002         Imaging Bacterial Spores Using Tb-DPA
                                                    Luminescence Assay and APS Imaging
                                                    (Adrian Ponce, Greg Bearman)

NPO 30684                         9127/2002         Unattended Monitoring of Aerosolized
                                                    Bacterial Spores
                                                    (Adrian Ponce)

NPO 30469                         11812002          Lateral Flow Immunoassay for Bacterial
                                                    Spore Detection using Lanthanide
                                                    Luminescence
                                                    (Adrian Ponce).

